UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 31, 2013

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600

Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

2007 Enterprise Avenue

League City, Texas 77573

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02  Unregistered Sales of Equity Securities.

During April through July, 2013, we sold an aggregate of $5,657,463 in principal amount of 12% Series A Convertible Promissory Notes to investors.  The promissory notes are convertible into shares of our common stock at a conversion price of $1.75 per share.  Outstanding interest on the notes is due and payable quarterly in arrears, with one lump sum payment of all outstanding principal due and payable on March 31, 2015.  As part of the sale of these notes, we also issued these investors a total of Series A Warrants to purchase common stock at an exercise price of $2.00 per share.  The warrants expire on March 31, 2018.

We sold the securities to the investors through a private placement offering and received aggregate consideration of $5,657,463.  In connection with the sale of these securities, we paid placement agent fees of 10% of the principal amount, plus non-accountable expenses up to 2% of the principal amount.  We also issued the placement agents a total of 323,284 warrants to purchase common stock at an exercise price of $2.00 per share for a term of three years.

The securities were issued to investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the offerees represented that they were “accredited investors”; (v) the investment intent of the offerees; and (vi) the restriction on transferability of the securities issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: August 8, 2013	By: /s/ John Brda
John Brda
President

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